                                                                  EXHIBIT 10.3


                        PURCHASE AGREEMENT BY AND AMONG

                          STEUART INVESTMENT COMPANY,

                 SUPPORT TERMINALS OPERATING PARTNERSHIP, L.P.

                AND KANEB PIPE LINE OPERATING PARTNERSHIP, L.P.

                               FOR COCKPIT POINT





                                                                 AUGUST 27, 1995

                                 TABLE CONTENTS

                                                                                                                 Page No.
                                                                                                                 --------
ARTICLE 1        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.1      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 2        PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 2.1      Sale and Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 2.2      Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 2.3      Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 2.3.1    At Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 2.3.2    Intentionally Omitted   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.4      Allocation of Purchase Price Amongst Acquired Assets  . . . . . . . . . . . . . . . . . . .  13
         Section 2.5      Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.6      Payment of Taxes and Closing Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.7      Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE 3        MATTERS PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.1      Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 3.1.1    Examination of Records and Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 3.1.2    Environmental Due Diligence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.2      Real Property Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.3      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.4      Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.5      Purchaser's Licenses, Permits and Approvals.  . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.6      Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.7      Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.8      Deferred Like-Kind Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.9      Actions Necessary to Consummate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 4        OPERATION OF THE PROPERTY PRIOR TO CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.1      Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 4.2      Certain Changes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 5        CONDITIONS TO THE OBLIGATION OF PURCHASER TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 5.1      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 5.2      Certificate Regarding Environmental Representations
                          and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.3      Compliance with this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.4      Purchase Permitted by Applicable Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.5      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.6      Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26





                                      (i)
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
         Section 5.7      Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.8      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.9      Title Policy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.10     Satisfaction of Conditions to Closing Under the
                          Asset Purchase Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 6        CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 6.1      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 6.2      Compliance with this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 6.3      Sale Permitted by Applicable Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 6.4      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 6.5      Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 6.6      Satisfaction of Conditions to Closing Under
                          the Asset Purchase Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 7        REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 7.1      Existence and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 7.2      Corporate Authorization: No Contravention . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 7.3      Governmental Authorization: Third Party Consents  . . . . . . . . . . . . . . . . . . . . .  29
         Section 7.4      Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 7.5      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 7.6      Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 7.7      Title to Real Property and Real Property Leases . . . . . . . . . . . . . . . . . . . . . .  30
         Section 7.8      Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 7.9      Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.10     Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.11     No Material Adverse Change: Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.12     Broker's, Finder's or Similar Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.13     Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.14     Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.15     Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 7.16     Environmental Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 7.17     Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 7.18     Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 7.19     Restrictive Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 7.20     List of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 7.21     Information Furnished . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 7.22     Intentionally Omitted.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 7.23     Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 7.24     Right-of-way Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE 8        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE GUARANTOR  . . . . . . . . . . . . . . . . .  35





                                     (ii)
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
         Section 8.1      Authorization: No Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 8.2      Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 8.3      Broker's, Finder's or Similar Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 8.4      Governmental Authorization; Third Party Consent . . . . . . . . . . . . . . . . . . . . . .  36
         Section 8.5      Sufficient Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 8.6      Fraudulent Conveyance/Fraudulent Transfer Matters . . . . . . . . . . . . . . . . . . . . .  36
         Section 8.7      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 9        CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 9.1.A    Time and Place  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 9.1.B    Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 9.2      Documents and Instruments to be Delivered by SPC  . . . . . . . . . . . . . . . . . . . . .  38
         Section 9.3.A    Documents and Instruments to be Delivered by  Purchaser . . . . . . . . . . . . . . . . . .  39
         Section 9.3.B    Documents and Instruments to be Delivered by Guarantor  . . . . . . . . . . . . . . . . . .  39
         Section 9.4      Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE 10       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 10.1     Grounds for Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 10.2     Termination of the Asset Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 10.3     Effect of Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE 11       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 11.1     Indemnification by SIC and SPC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 11.2     Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 11.3     Indemnification by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 11.4     Establishment of Escrow Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 11.5     Limits on Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 11.6     Minimum Claim Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 11.7     Special Environmental Indemnification and Post-Closing
                          Covenants by Purchaser. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 11.8     Notification; Counsel.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 11.9     Net Worth Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

ARTICLE 12       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 12.1     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 12.2     Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 12.3     Amendment and Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 12.4     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 12.5     Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 12.6     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 12.7     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 12.8     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 12.9     Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 12.10    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56





                                     (iii)
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
         Section 12.11.A  Post-Closing Access to Books and Records by Purchaser . . . . . . . . . . . . . . . . . . .  56
         Section 12.11.B  Post-Closing Access to Books and Records by SIC . . . . . . . . . . . . . . . . . . . . . .  57
         Section 12.12    Treatment of Purchase Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 12.13    Capitalized Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 12.14    Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 12.15    Prorations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 12.16    Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59





                                     (iv)

                        PURCHASE AGREEMENT BY AND AMONG
                      STEUART INVESTMENT COMPANY, SUPPORT
                   TERMINALS OPERATING PARTNERSHIP, L.P. AND
                  KANEB PIPE LINE OPERATING PARTNERSHIP, L.P.
                               FOR COCKPIT POINT



         This Purchase Agreement is made this 27th day of August, 1995, by and among Steuart Investment Company, a Delaware corporation with its principal place of business at 4646 Fortieth Street, N.W., Washington D.C. 20016 ("SIC" or the "Company"), Support Terminals Operating Partnership, L.P., a Delaware limited partnership with its principal place of business at 17304 Preston Road, Suite 1000, Dallas, Texas 75252-5623 ("Purchaser") and Kaneb Pipe Line Operating Partnership, L.P., a Delaware limited partnership with its principal place of business at 2435 N. Central Expressway, Suite 700, Richardson, Texas 75080 ("Guarantor").

                                    RECITALS

         A. SIC owns the Property. The Business conducted on the Real Property is owned and operated by SPC. SIC leases the Property to SPC pursuant to the Real Property Lease.

         B. SPC and Purchaser have entered into the Asset Purchase Agreement, pursuant to which, SPC has agreed to sell to Purchaser and Purchaser has agreed to buy from Seller, among other things, the Business conducted on the Real Property, including SPC's rights under the Real Property Lease.

         C. As part of the transactions contemplated by the Asset Purchase Agreement, SIC has agreed to sell to Purchaser and Purchaser has agreed to buy the Property, on the terms and subject to the conditions set forth in this Agreement.

         Now, therefore, the parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Adjusted Purchase Price" means the Purchase Price less any reductions thereto made in accordance with this Agreement.

         "Affiliate" means as to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

         "Agreement" means this Agreement and the Schedules and Exhibits attached hereto, as amended, supplemented or modified.

         "Aggregate Purchase Price" means the sum of the Purchase Price set forth in this Agreement, the Purchase Price set forth in the PPI Agreement and the Purchase Price set forth in the Asset Purchase Agreement.

         "Aggregate Adjusted Purchase Price" means the sum of the Adjusted Purchase Price set forth in this Agreement, the Adjusted Purchase Price set forth in the PPI Agreement and the Adjusted Purchase Price set forth in the Asset Purchase Agreement.

         "Applicable Law" means as to any Person, any Federal, state, municipal, foreign or other law, treaty, order, ordinance, code, rule, regulation, right, privilege, qualification, license or franchise or determination of or promulgated by a Governmental Authority, applicable or binding on such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

         "Asset Purchase Agreement" means that certain Asset Purchase Agreement By and Among Steuart Petroleum Company, SPC Terminals, Incorporated, Support Terminals Operating Partnership, L.P. and Kaneb Pipe Line Operating Partnership, L.P. of even date with this Agreement.

         "Assumed Liabilities" has the meaning set forth in Section 2.2.

         "Audit(s)" means such environmental due diligence as Purchaser chooses to conduct, including without limitation a Phase I and/or Phase II environmental audit.

         "Average Monthly Revenue" shall be calculated by dividing the total revenues generated from the Business for the twelve calendar months immediately preceding the date of this Agreement by twelve.

         "Business" means SPC's terminal operations at Cockpit Point.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas, the City of New York or Washington, D.C. are authorized or required by Applicable Law or executive order to close.

         "Closing" has the meaning set forth in Section 9.1.A.

         "Closing Date" means the date specified in Section 9.1.A.

         "Cockpit Point" means the Real Property.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

         "Contracts" means all contracts and agreements between SIC and suppliers, vendors, customers and other third parties relating to the Property, including without limitation Material Contracts, but not including the Right-of-way Agreements.

         "Current Title Information" has the meaning set forth in Section 3.2.

         "Due Diligence Period" means the 60-day period commencing with the date of this Agreement.

         "Environmental Adjustment Request" means a request for a reduction in the Purchase Price submitted by Purchaser pursuant to Section 3.1.2.2.

         "Environmental Law" means any Federal, state or local law, statute, ordinance, or regulation pertaining to health, industrial hygiene, or the environmental conditions concerning the Property or any portion thereof, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") as amended, 42 U.S.C. Sections 6901 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq. ("RCRA"); the Clean Air Act, 42 U.S.C. Sections 7401 et seq. ("CAA"); the Clean Water Act, 33 U.S.C. Sections 1251 et seq. ("CWA")
and similar laws of any Governmental Authority     having jurisdiction over any
portion of the Property as such laws may be amended or supplemented from time to time, and all regulations promulgated or orders issued pursuant to such laws, but not including the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq. ("OSHA") or other laws relating primarily to the protection of workers.

         "Excluded Assets" has the meaning set forth in Section 2.1.

         "GAAP" means generally accepted United States accounting principles in effect from time to time.

         "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision of any thereof, any federal, state, local or other court or arbitral tribunal, and any entity (corporate or otherwise) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Substance" includes without limitation:

                 (i) any substance included within the definition of "hazardous waste" pursuant to Section 1004 of the RCRA and implementing regulations;

                 (ii) any substance included within the definition of "hazardous substance" pursuant to Section 101 of CERCLA and implementing regulations;

                 (iii) any pollutant listed under the CAA, the CWA or implementing regulations pursuant to the CAA or the CWA; and

                 (iv)     petroleum and petroleum products.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "Indemnified Party" means each SIC Indemnified Party or each Purchaser Indemnified Party as determined by the context of the reference to "Indemnified Party" herein.

         "Knowledge" when used with respect to the Company, means the actual knowledge of the officers of the Company, and when used with respect to the Purchaser, means the actual knowledge of the officers of the general partner of the Purchaser and the officers of ST Services, Inc.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing, except that "Lien" shall not include liens for taxes not due and payable at Closing.

         "Major Loss" means any loss, damage, breakdown, or casualty to the whether from fire, flood, hurricane, or any other cause, in an amount reasonably estimated to exceed Five Hundred Thousand Dollars ($500,000), whether or not covered by insurance.

         "Material Contracts" means Contracts that either (i) require an annual payment by any party thereto in excess of $50,000, (ii) are not cancelable by SIC (at no penalty to SIC) within twelve months, or (iii) have a material effect on the operation or conduct of the Property, including without limitation the Real Property Lease.

         "Net Remedial Cost" means the cost, estimated if necessary, to perform any Remedial Work net of estimated insurance coverage and reimbursements from trust funds maintained by any Governmental Authority.

         "Notice" has the meaning set forth in Section 3.1.2.4.

         "Ordinary Course of Business" means a course of business consistent with the Company's past customs and practices with respect to the Property.

         "Pepco" means Potomac Electric Power Company.

         "Pepco Pipeline" means the 30 miles (approximately) of 16 inch pipeline owned by Pepco extending from the Piney Point Terminal, in St. Mary's County, Maryland to the Ryceville Pumping Station in Charles County, Maryland.

         "Permitted Encumbrances" shall mean:

                 (a) with respect to any property other than ROW Real Estate (provided that item (iii) below shall only apply to Real Property) (i) those matters described on Schedules 2.1(a) and 2.1(b) under the heading "Permitted Encumbrances", (ii) liens for taxes not due and payable at Closing,
(iii) except for matters listed as Title Objections on Schedule 3.2, imperfections of title, easements or restrictions that do not substantially affect marketability, insurability, or use (but specifically excluding any Lien or any claim of Lien related to an obligation to pay money with respect to a debt, but including those Liens listed on Schedule 2.1(a)) and, (iv) any Liens or other restrictions or title defects that are waived or consented to by Purchaser; and

                 (b) with respect to ROW Real Estate (i) those matters described on Schedules 2.1(a) and 2.1(b) under the heading "Permitted Encumbrances", (ii) Liens for taxes that SIC is obligated to pay under any Right-of-Way Agreement not due and payable at Closing, (iii) Liens on the ROW Real Estate arising due to the acts or omissions of the owner or lessor of the ROW Real Estate, (iv) any Lien on the ROW Real Estate that is not attributable to an act or omission of SIC or its Affiliates, and (v) any Liens or other restrictions that are waived or consented to by Purchaser.

         "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "PPI" means Piney Point Industries, Inc., a Maryland corporation.

         "PPI Agreement" means that certain Piney Point Pipeline Asset Purchase Agreement By and Among Piney Point Industries, Inc., Support Terminals Operating Partnership, L.P. and Kaneb Pipeline Operating Partnership, L.P. of even date with this Agreement.

         "Property" shall have the meaning set forth in Section 2.1.

         "Purchase Agreements" means collectively this Agreement, the PPI Agreement and the Asset Purchase Agreement.

         "Purchase Price" has the meaning set forth in Section 2.3.1.

         "Purchaser Indemnified Party" has the meaning set forth in Section
11.1.

         "Purchaser's Consultant" means Think Tank, Inc., or any other recognized environmental consulting firm selected by Purchaser and approved by SIC, such approval not to be unreasonably withheld.

         "Real Property" means that certain real property located at Cockpit Point Road, Dumfries, Virginia and including the Tanks and all buildings, structures, fixtures and other improvements located thereon, as described in greater detail in Schedule 2.1(a), but not including any other real property owned or leased by SIC and also not including the ROW Real Estate.

         "Real Property Lease" means that certain Lease Agreement with respect to the Real Property by and between SPC as lessee and SIC as lessor, dated August 1, 1981, as amended by the First Amendment dated January 1, 1994, and listed on Schedule 2.1(b).

         "Real Property Matter" means, with respect to any parcel of Real Property, (i) a Title Objection with respect to such parcel; (ii) an existing or pending condemnation, expropriation, or public taking of all or any portion of such parcel, which, (A) individually or in the aggregate, has, or is reasonably expected to have, a material adverse effect on the operations of the Property, (B) has, or is reasonably expected to have, a material adverse effect on the internal expansion of the Property or (C) affects greater than ten percent (10%) of the acreage of the Property.

         "Remedial Work" means any investigation, site monitoring, containment, cleanup, removal, restoration, or other corrective action that is reasonably necessary to remedy any non-compliance with Environmental Law, that is reasonably necessary under Environmental Law, or that has been required by a Governmental Authority.

         "Right-of-way Agreement(s)" means the agreement(s) (whether in the form of a license, easement, lease or other form of agreement) pursuant to which SIC is granted the right to use real estate owned by third parties for the Pepco Pipeline and the Business and the right-of-way agreements described in Section 5.12 of the Asset Purchase Agreement. The Right-of-way Agreements are more particularly described in Schedule 2.1(c).

         "ROW Real Estate" means individually or in the aggregate, the real estate on which the Pepco Pipeline is located that is described in, and subject to the terms and conditions set forth in a Right-of-way Agreement.

         "SIC Indemnified Party" has the meaning set forth in Section 11.3.

         "SIC's Consultant" means Versar, Inc., or any other recognized environmental firm selected by SIC and approved by Purchaser, such approval not to be unreasonably withheld.

         "SPC" means Steuart Petroleum Company, a Delaware corporation.

         "Tank" means the four (4) storage tanks having a total shell capacity of approximately 465,000 bbls and three (3) ancillary tanks located on and comprising part of the Real Property.

         "Terminal(s)" means the various terminal operations owned or leased and operated by SPC that offer petroleum product throughput and storage capabilities as more fully described in the Asset Purchase Agreement.

         "Title Objection" means (a) any Lien, restriction or title defect that substantially impairs the marketability, insurability or use of any parcel of Real Property, other than Permitted Encumbrances and (b) those matters listed on Schedule 3.2.


                                   ARTICLE 2

                          PURCHASE AND SALE OF ASSETS

         Section 2.1 Sale and Purchase. At the Closing, SIC shall sell, transfer, grant, assign, convey and deliver to Purchaser, and Purchaser shall purchase and accept from SIC, all right, title and interest in and to the following assets, properties, and rights, whether tangible or intangible, real, personal or mixed, and wherever located (the "Property"), in each case free and clear of all Liens and other restrictions, except for Permitted Encumbrances:

                 (a)      the Real Property as listed on Schedule 2.1(a);

                 (b) SIC's rights under the Contracts, to the extent transferable, including SIC's rights under the Material Contracts listed on Schedule 2.1(b);

                 (c) SIC's rights under the Right-of-way Agreements, including, but not limited to, those listed on
                          Schedule 2.1(c).

                 (d) all business records in the possession or under the control of SIC relating to the Property including without limitation the books and records of account and customer and prospect lists, but excluding financial records presently maintained at SIC's location at 4646 Fortieth Street, N.W., Washington, D.C. (which SIC shall maintain and transfer to Purchaser in accordance with the terms of Section 12.11); and

                 (e) to the extent transferable, all of SIC's right and interest in any license, permits, consents, and authorities relating to the Property, issued by any Governmental Authority and any applications for such items.

         Notwithstanding anything herein to the contrary, the Property shall not include and Purchaser shall not acquire (i) cash, bank accounts, accounts receivable, certificates of deposit or other cash equivalents, (ii) any tax refunds attributable to taxes paid by SIC, (iii) those assets listed on
Schedule 2.1 under the heading "Excluded Assets", (iv) the right to the Steuart name, except as licensed under the Asset Purchase Agreement, (v) any insurance retrospective rating adjustment applicable to periods prior to the Closing Date, and (vi) any reimbursements from trust funds or insurance maintained by any Governmental Authority for Remedial Work performed prior to the Closing Date and paid for by SIC (the items listed in clauses (i) through (vi) being referred to herein as the "Excluded Assets").

         Section 2.2      Assumption of Liabilities.

                 (a)      Purchaser shall assume at Closing:

                          (i)     obligations of SIC under the Contracts and
Right-of-way Agreements attributable to periods of time commencing with the Closing, provided, however, that (A) with respect to Material Contracts and Right-of-way Agreements, Purchaser assumes such obligations only for Material Contracts listed on Schedule 2.1(b) and Right-of-way Agreements listed on
Schedule 2.1(c) and only to the extent true and correct copies thereof and all amendments thereto have either been delivered to Purchaser as of the date hereof, or are delivered to and consented to by Purchaser after the date hereof, provided, however, that to the extent that a copy of an immaterial amendment to such Material Contract or Right-of-way Agreement has not been provided to Purchaser as of the date hereof, Purchaser shall assume such obligations for such Material Contract or such Right-of way Agreement without regard to the amendment not delivered to Purchaser and, in such event, SIC shall be responsible for all liabilities of Purchaser with respect to the amendment not delivered to Purchaser without regard to the limits set forth in
Section 11.5; and (B) Purchaser specifically does not assume, and shall not be treated as having assumed, any liability or obligation under any Contract or Right-of-way Agreement to the extent such liability or obligation relates to or arises out of a breach of such Contract or Right-of way Agreement that occurs prior to the Closing (provided that liability and obligation for Purchaser's continuing breaches of such Contracts or such Right-of-way Agreements after Closing and liability and obligation for breaches of such Contracts or Right-of-way Agreements commenced by Purchaser after Closing shall be the responsibility of Purchaser); and

                          (ii)    except as expressly provided for otherwise
herein and in accordance with the provisions of Section 11.7, any amounts payable to perform Remedial Work with respect to the Real Property, regardless of when the events giving rise to the obligation to perform such Remedial Work are alleged to have occurred.

         The obligations assumed by Purchaser pursuant to subsection (a) of this Section 2.2 are referred to herein collectively as the "Assumed Liabilities".

                 (b) Purchaser shall not assume any liabilities or obligations of SIC not specifically assumed under subsection (a) of this
Section 2.2, except to the extent that Purchaser's covenants in Section 11.7 constitute an assumption of such liabilities or obligations. Nothing herein shall be deemed to contravene the Purchaser's indemnification of SPC in Sections 11.3 and 11.7, which shall remain in full force and effect.

         Section 2.3 Payment of Purchase Price. The consideration for the sale of the Property shall be the Purchase Price and the assumption by the Purchaser of the Assumed Liabilities.

                 2.3.1 At Closing. At the Closing, Purchaser shall pay for the Acquired Assets the sum of One Million Eight Hundred Eighty One Thousand Dollars ($1,881,000) (the "Purchase Price") , or the Adjusted Purchase Price, as the case may be. Notwithstanding any provision contained herein that may be construed to the contrary, any adjustment to the Purchase Price pursuant to the terms of this Agreement shall be calculated as part of the Aggregate Adjusted Purchase Price for purposes of determining SPC's right to terminate the Asset Purchase Agreement pursuant to Section 10.1(c) therein.

                 2.3.2    Intentionally Omitted.

         Section 2.4 Allocation of Purchase Price Amongst Acquired Assets. The Purchase Price shall be allocated amongst the Property in accordance with the fair market values set forth on Schedule 2.4. Neither party shall take any position inconsistent with Schedule 2.4 in any filing with the Internal Revenue Service or for any other purpose.

         Section 2.5      Intentionally Omitted.

         Section 2.6 Payment of Taxes and Closing Costs. Purchaser shall be responsible for and shall pay any and all state sales taxes (except with respect to any sales tax in Virginia, which shall be shared equally by SIC and Purchaser) arising in connection with the sale of the Property; provided, however, that all closing costs in connection with the sale of the Real Property or transfer of the rights under the Right-of-way Agreements including transfer taxes and recording fees, shall be paid equally by SIC and Purchaser, except that title insurance premiums shall be paid by Purchaser.

         Section 2.7      Risk of Loss.

                 (a) The risk of loss of the Property shall pass to Purchaser at Closing. If there is any loss, damage, breakdown, or casualty to any of the Property prior to Closing that does not constitute either (i) a loss, damage, breakdown, or casualty that has been repaired or replaced to the reasonable satisfaction of Purchaser, or (ii) a loss, damage, breakdown, or casualty fully covered by insurance proceeds which have been assigned to Purchaser and insurance retentions paid by SIC to Purchaser, the Purchase Price shall be reduced by the cost to repair or replace such assets, estimated if necessary. If there is reasonable doubt whether a loss, damage, breakdown, or casualty is fully covered by insurance and the payment of insurance retentions by SIC, Purchaser may reduce the Purchase Price by the cost of repairing or replacing such assets, in which case SIC shall not assign the insurance proceeds or pay any insurance retentions to Purchaser. The cost of repairing or replacing such assets shall be such cost or estimated cost as is agreed upon between the parties.

                 (b) Notwithstanding the above provisions of this Section 2.7, if any repair or replacement is reasonably expected to cause the Average Monthly Revenue to decrease by five percent (5%) or more during the month immediately following Closing, Purchaser may, in lieu of accepting insurance proceeds and any insurance retentions or a reduction in the Purchase

Price, delay the Closing hereunder on the portion of the Property constituting and relating to the Real Property and under the Asset Purchase Agreement on the portion of the Acquired Assets thereunder constituting the Cockpit Terminal until SPC has completed such repair or replacement to the reasonable satisfaction of Purchaser, provided, however, that if Purchaser elects to delay the Closing for the Cockpit Terminal, SIC, SPC and PPI, all, but not separately, may elect to delay the Closing hereunder, the Closing with respect to all of the Acquired Assets under the Asset Purchase Agreement and the Closing contemplated under the PPI Agreement until such time as the Closing under the Purchase Agreements can take place simultaneously.


                                   ARTICLE 3

                            MATTERS PRIOR TO CLOSING

         Section 3.1      Due Diligence.

                 3.1.1 Examination of Records and Assets. During the Due Diligence Period, (i) Purchaser and its agents may examine the Property, and such books, records, files, and documents of the Company as relate to the Property, (ii) the Company shall make available to Purchaser and its agents for review all information concerning the Property which they may request, and
(iii) the Company will make available to Purchaser the officers and any key employees of the Company to answer questions and to discuss the Company and the Property all in a manner that does not unduly disrupt the Property and the operation of the Company's business. If the Closing does not occur, Purchaser shall promptly return to the Company, at Purchaser's expense, (i) all documents (including any copies thereof) received from the Company before, during or after the Due Diligence Period, and (ii) any documents or materials that Purchaser or its advisers have generated that contain or disclose information from the documents received from the Company. Prior to Closing, except as required in connection with Kaneb Pipe Line Partners, L.P.'s registration statement filed under the Securities Act of 1933 and the related offering of partnership units, Purchaser shall maintain in confidence any information or data received from the Company in the course of conducting its due diligence, including without limitation the environmental due diligence provided for in Section 3.1.2, and shall not use the same for any purpose except in connection with the transaction contemplated by this Agreement, provided, that the foregoing confidentiality requirement shall remain in effect after the Closing with respect to the financial statements of the Company and its Affiliates. Prior to Closing, and thereafter with respect to the financial statements of the Company and its Affiliates, except as required in connection with Kaneb Pipe Line Partners, L.P.'s registration statement filed under the Securities Act of 1933 and the related offering of partnership units, Purchaser shall not disclose any such information or data to any third person except to the extent that (i) such information or data is already in the public domain, or (ii) such disclosure is compelled or required by subpoena or similar legal process.

                 3.1.2    Environmental Due Diligence.

                 3.1.2.1 Audits and Surveys. During the Due Diligence Period, Purchaser may cause Audits to be conducted by the Purchaser's Consultant, at its expense, of any of the Real Property, the Pepco Pipeline (to the extent such Audits are permitted by Pepco) or ROW Real Estate (to the extent such Audits are permitted under the applicable Right-of-way Agreement). The scope, methodology, timing, and conduct of all such Audits shall be subject to the prior approval of SIC, which approval shall not be unreasonably withheld, except that it shall not be unreasonable for SIC to withhold its approval based on SIC's reasonable opinion that such Audit is not permitted under the relevant Right-of-way Agreement.
All Audits shall be conducted so as to avoid unduly disrupting the Property or the business of Pepco, SIC and/or SPC. All such Audits shall be completed within the Due Diligence Period if, and to the extent that, Purchaser wishes to rely on the results of such Audits in proposing any adjustment to the Purchase Price under Section 3.1.2.2. The Purchaser shall cause the Purchaser's Consultant to deliver simultaneously to SIC copies of all data, reports, surveys, or audits, or drafts thereof that it delivers to Purchaser with respect to the Property and deliver to SIC promptly after signing this Agreement copies of all data, reports, surveys, audits, or drafts thereof delivered to Purchaser with respect to the Property prior to the signing of this Agreement.

                 3.1.2.2  Purchase Price Adjustment for Certain Remedial Work.

                          (a)     If the Audits prepared by Purchaser's
Consultant disclose that Remedial Work is required with respect to the Property, then Purchaser shall record and track such Remedial Work with any Remedial Work disclosed pursuant to Section 3.1.2.2 of the Asset Purchase Agreement and Section 3.1.2.2 of the PPI Agreement and Purchaser may deliver to SIC and SPC an Environmental Adjustment Request to request an adjustment to the Purchase Price subject to this subsection (a) and subsections (b), (c) and (d) below. The Net Remedial Cost for Remedial Work with respect to the Property disclosed pursuant to this Section 3.1.2.2 shall be aggregated with the Net Remedial Cost for Remedial Work under Section 3.1.2.2 of the Asset Purchase Agreement and Section 3.1.2.2 of the PPI Agreement for purposes of (i) calculating the one million dollar ($1,000,000) threshold described in Section
3.1.2.2 of the Asset Purchase Agreement and the Remaining Threshold, (ii) delivering an Environmental

Adjustment Request to SPC under the Asset Purchase Agreement, to PPI under the PPI Agreement and/or SIC under this Agreement, (iii) calculating the Net Remedial Cost to determine Purchaser's right to terminate pursuant to Section 10.1(h) of the Asset Purchase Agreement, and (iv) calculating the Aggregate Adjusted Purchase Price to determine SPC's right to terminate under Section 10.1(c) of the Asset Purchase Agreement.

                          (b)     The time limitations and procedures for (i)
delivering an Environmental Adjustment Request, and (ii) determining the Net Remedial Cost for Remedial Work required with respect to the Property set forth in Section 3.1.2.2 of the Asset Purchase Agreement shall apply hereunder.

                          (c)     Any Environmental Adjustment Request that
includes a description of Remedial Work required with respect to the Property shall be delivered to SIC and SPC.

                          (d)     To the extent, if any, that the Aggregate Net
Remedial Cost under the Purchase Agreements exceeds one million dollars ($1,000,000) and any of the excess amount of such Aggregate Net Remedial Cost is attributable to the Property as determined in accordance with the procedures set forth in Section 3.1.2.2(e) of the Asset Purchase Agreement, then the Purchase Price shall be reduced by the amount of such excess in accordance with
Section 3.1.2.2 of the Asset Purchase Agreement.

                 3.1.2.3 Purchase Price Adjustment for Other Remedial Work. Notwithstanding any terms contained in Sections 3.1.2.1 and 3.1.2.2, (i) if there is a violation of Environmental Law that occurs after the date of this Agreement and prior to Closing that requires Remedial Work with respect to the Property that is not completed prior to Closing either to the reasonable satisfaction of Purchaser or to the satisfaction of the applicable Governmental Authority, or (ii) if after the Due Diligence Period and prior to Closing a violation of Environmental Law that requires Remedial Work with respect to the Property is discovered that could not reasonably have been discovered during the Due Diligence Period by a Phase I and Phase II environmental audit and such Remedial Work is not completed prior to Closing either to the reasonable satisfaction of Purchaser or to the satisfaction of the applicable Governmental Authority, then in each such case Purchaser shall be entitled to an adjustment to the Aggregate Purchase Price determined in accordance with the procedures set forth in Sections 3.1.2.2 and 3.1.2.3 of the Asset Purchase Agreement without regard to the 75 day time period for proposing such adjustment.

                 3.1.2.4 Other Environmental Liabilities. If, prior to Closing, Purchaser or SIC receives notice of a claim from, or discovers or receives notice of any facts or circumstances reasonably expected by ICF Kaiser to give rise to a claim by, any Person or Governmental Authority for liability or obligation (other than for Remedial Work) related to an alleged violation of Environmental Law with respect to the Property, it shall promptly notify the other parties hereto (the "Notice"). Thereafter, SIC and Purchaser shall attempt to agree on whether a Purchase Price adjustment or other agreeable mechanism is warranted with respect to such claim. If the parties are unable to agree, SIC may in its discretion assume responsibility for such claim and provide Purchaser with an indemnification against such claim reasonably satisfactory to Purchaser. If within thirty (30) days after delivery of the Notice (i) the parties are unable to agree on an adjustment to the Purchase Price or other agreeable mechanism, and (ii) SIC fails to assume responsibility for such claim and provide an indemnification reasonably satisfactory to Purchaser, then Purchaser shall have the right to terminate this Agreement.

         Section 3.2      Real Property Matters.

                 (a) Purchaser shall at its expense from the date of this Agreement through Closing review the status of SIC's title to the Real Property. As of the date of this Agreement, Purchaser has received (i) the survey listed on the attached Schedule 3.2 and (ii) the current title binder for the Real Property listed on the attached Schedule 3.2 obtained from Commonwealth Land Title Insurance Company with respect to the Real Property indicating therein Purchaser as the proposed insured (with the cost of any update work necessary to cause the issuance of the current title binder to be paid equally by Purchaser and SIC). The information set forth on such survey and in such title binder (but only to the extent copies of the documents referenced therein have been provided to Purchaser) is referred to herein as the "Current Title Information". Purchaser shall have the right, at its expense, to cause to be prepared to its satisfaction current surveys of any or all of the parcels of Real Property.

                 (b) All Real Property Matters disclosed in the Current Title Information are listed on Schedule 3.2 and Purchaser shall not have the right or the opportunity to raise any other Real Property Matters based on the Current Title Information.

                 (c) If Purchaser's review prior to Closing discloses a Real Property Matter not disclosed in the Current Title Information, Purchaser shall notify SIC thereof within four (4) Business Days of discovery.

                 (d)      With respect to Real Property Matters listed on
Schedule 3.2 and any Real Property Matters for which notice is sent to SIC under clause (c) above, SIC shall at its expense attempt to remedy or cure such Real Property Matter, provided that, except for payments necessary to release existing mortgages and any Lien related to said mortgages on Real Property owned by SIC, SIC shall have no obligation to spend any amount in excess of five percent (5%) of the Purchase Price to remedy or cure a Real Property Matter. If SIC is unable to remedy or cure one or more Real Property Matters within 30 days from Purchaser's notification thereof, the parties shall attempt in good faith to negotiate an adjustment in the Purchase Price that will compensate Purchaser for the cost of curing or remedying the Real Property Matter or for otherwise accepting the Real Property as is. If the parties are unable to agree on an adjustment to the Purchase Price as a result of a Real Property Matter this Agreement shall terminate with respect to all Property other than the Right-of-way Agreements and the Purchase Price shall be reduced to one dollar ($1.00) plus Purchaser's assumption with respect to the Right-of-way Agreements under Section 2.2, in which event the Purchaser shall still be obligated to acquire the Cockpit Terminal pursuant to the Asset Purchase Agreement and the Purchaser shall be required to lease the Real Property from SIC in accordance with the terms of a lease to be negotiated and concluded at the appropriate time; provided, however, that the Purchaser shall not be required to acquire the Cockpit Terminal pursuant to the Asset Purchase Agreement or to lease the Real Property from SIC if SIC and the Purchaser cannot agree on the terms of such lease.

         Section 3.3 Consents. SIC shall use reasonable commercial efforts promptly to obtain the consent, waiver or approval of each Person whose consent, waiver, or approval is required to effect an assignment of any of the Material Contracts or Right-of-way Agreements, or to transfer any of the Property to Purchaser or otherwise in connection with this transaction, and, where appropriate, to effect a novation of such Material Contracts or Right-of-way Agreements.

Purchaser shall cooperate with SIC in obtaining such items as reasonably requested to do so by SIC.

         Section 3.4 Hart-Scott-Rodino. SIC and Purchaser shall each comply with the notification, waiting period and other requirements of the HSR Act. Each party shall take reasonable steps to provide information to and otherwise cooperate with the other party for the purposes of making required filings under the HSR Act.

         Section 3.5 Purchaser's Licenses, Permits and Approvals. Purchaser shall exercise reasonable commercial efforts promptly to obtain all licenses and permits required by Purchaser to purchase the Property.

         Section 3.6      Intentionally Omitted.

         Section 3.7 Notification. Each party shall promptly notify the other parties if it has Knowledge of (i) any information indicating that any representation or warranty of any other party is or may be untrue in any material respect, (ii) any covenant to be performed by such other party that is not being performed, or (iii) any circumstance that would impede or interfere with the Closing, except that no party shall be liable for a breach of this covenant unless and except to the extent that the affected party is materially prejudiced or damaged thereby.

         Section 3.8 Deferred Like-Kind Exchange. Upon the request of SIC, made at least two Business Days prior to the Closing Date, Purchaser shall execute such documents as may reasonably be required to acknowledge (i) notice of SIC's intention to accomplish a deferred like-kind exchange of part or all of the Property pursuant to Section 1031 of the Code and Treasury Regulation 1.1031(k)-1 and (ii) the assignment of part or all of SIC's right, title and interest in and to (but not SIC's obligations under) this Agreement to a qualified intermediary (within the meaning of Treasury Regulation Section 1.1031(k)-1(g)(4)).

         Section 3.9 Actions Necessary to Consummate. From and after the date of this Agreement, each of the parties shall in good faith take such action as may be commercially reasonable to consummate the transactions contemplated by this Agreement.


                                   ARTICLE 4

                   OPERATION OF THE PROPERTY PRIOR TO CLOSING

         Section 4.1 Ordinary Course. Between the date of this Agreement and the Closing, SIC shall (i) operate and maintain the Property diligently in the Ordinary Course of Business and shall not institute any new methods of accounting or pricing, or engage in any transaction or activity, or enter into any agreement or make any commitment with respect to the Property except in the Ordinary Course of Business; (ii) maintain the Property in good operating condition consistent with past practice and comply timely with all provisions of leases, agreements, contracts and commitments relating to the Property;
(iii) exercise reasonable efforts to preserve the Property and its relationships with its customers, employees, and suppliers, to timely file all reports required by any Governmental Authority and to pay all taxes, and to comply with all Applicable Law. In addition, SIC shall have delivered to Purchaser copies of appropriate financial information regarding the Property.

         Section 4.2 Certain Changes. Without the prior consent of Purchaser, such consent not to be unreasonably withheld, provided that such consent shall be deemed to have been given unless it is denied within five (5) Business Days of having been requested, SIC shall not: (i) permit or allow any of the Property to be subjected to any Lien; (ii) cancel or waive any material claim or right relating to the Property; (iii) sell, transfer, assign, distribute or otherwise dispose of any Property, except in the Ordinary Course of Business; (iv) enter into any contract or commitment with respect to the Property, the performance of which may extend beyond the Closing Date, except in the Ordinary Course of Business; or (v) cause or permit any of its current insurance or reinsurance policies with respect to the Property to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation, or lapse, the Company obtains replacement policies from the same or comparable insurers providing coverage which is the same or comparable to that provided under the cancelled, terminated, or lapsed policies. Without the consent of Purchaser, such consent not to be unreasonably withheld, SIC shall not enter into, amend or modify any Material Contracts or any Right-of-way Agreements, provided that such consent shall be deemed to have been given unless it is denied within five
(5) Business Days of having been requested.



                                   ARTICLE 5

               CONDITIONS TO THE OBLIGATION OF PURCHASER TO CLOSE

         The obligation of the Purchaser to purchase the Property at Closing shall be subject to the satisfaction of the following conditions on or before the Closing Date, except as and to the extent that such satisfaction is waived by Purchaser.

         Section 5.1 Representations and Warranties. The representations and warranties of the Company contained in Article 7 (other than Section 7.16) shall be true and correct in all material respects at and as of the Closing Date and the Purchaser shall have received a certificate to that effect signed by an officer of the Company.

         Section 5.2 Certificate Regarding Environmental Representations and Warranties. The Company shall have delivered to Purchaser a certificate signed by an officer of the Company stating either (i) the representations and warranties of the Company contained in Section 7.16 are true and correct at and as of the Closing Date or (ii) the representations and warranties of the Company contained in Section 7.16 are true and correct at and as of the Closing Date except for matters disclosed in the certificate, which certificate shall divide any such matters stated therein into matters for which a Purchase Price adjustment is available under Sections 3.1.2.2, 3.1.2.3 or 3.1.2.4, and matters for which a Purchase Price adjustment is not available under Section 3.1.2.3(ii).

         Section 5.3 Compliance with this Agreement. The Company shall have performed and complied in all material respects with all of their agreements and covenants set forth or contemplated herein that are required to be performed or complied with on or before the Closing Date and the Purchaser shall have received a certificate to that effect signed by an officer of the Company.

         Section 5.4 Purchase Permitted by Applicable Laws. The purchase of the Property shall not be prohibited by any Applicable Law or by any order or ruling of any Governmental Authority, nor shall any condition have been imposed on the Closing by any Governmental Authority which would subject either party to penalties or other sanctions as a result of the Closing.

         Section 5.5 Opinion of Counsel. The Purchaser shall have received an opinion of counsel to the Company, dated the Closing Date, opining in substance on the matters set forth in Exhibit 5.5.

         Section 5.6 Consents and Approvals. All material consents, exemptions, authorizations, or other actions by, or notices to, or filings with, any Person necessary or required in connection with the purchase of the Property by Purchaser shall have been obtained and be in full force and effect (including any required consent of a ROW Real Estate owner for the transfer or assignment of a Right-of-way Agreement), and any waiting periods under any Applicable Law shall have expired.

         Section 5.7      Intentionally Omitted.

         Section 5.8      No Material Adverse Change.  Except as set forth on
Schedule 7.11 there shall have been no material adverse change in the Property since December 31, 1994.

         Section 5.9 Title Policy. Purchaser shall have obtained from Commonwealth Land Title Insurance Company commitments to issue owner's policies of title insurance providing that upon due recordation of an appropriate deed such title company shall insure that the title to each parcel of the Real Property shall be vested in Purchaser free and clear of any Real Property Matter.

         Section 5.10 Satisfaction of Conditions to Closing Under the Asset Purchase Agreement. All the conditions to close set forth in Article 5 of the Asset Purchase Agreement shall have been satisfied, except to the extent that such satisfaction is waived by Purchaser.

                                   ARTICLE 6

              CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE

         The obligations of the Company to sell the Property hereunder shall be subject to the satisfaction of the following conditions on or before the Closing Date, except as and to the extent that such satisfaction is waived by the Company.

         Section 6.1 Representations and Warranties. The representations and warranties of the Purchaser and the Guarantor contained in Article 8 hereof shall be true and correct in all material respects at and as of the Closing Date, and the Company shall have received a certificate to that effect signed by an officer of the general partner of the Purchaser and an officer of the general partner of the Guarantor.

         Section 6.2 Compliance with this Agreement. The Purchaser and the Guarantor shall have performed and complied in all material respects with all of their agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchaser and the Guarantor on or before the Closing Date, and the Company shall have received a certificate to that effect signed by and officer of the general partner of the Purchaser and an officer of the general partner of the Guarantor.

         Section 6.3 Sale Permitted by Applicable Laws. The sale of the Property by the Company hereunder shall not be prohibited by any Applicable Law or Governmental Authority nor shall any condition have been imposed on the Closing by any Governmental Authority which would subject either party to penalties or other sanctions as a result of the Closing.

         Section 6.4 Opinion of Counsel. The Company shall have received an opinion of counsel to the Purchaser, dated the Closing Date, opining in substance on the matters set forth in Exhibit 6.4.

         Section 6.5 Consents and Approvals. All consents, exemptions, authorizations, waivers or other actions by, or notices to, or filings with, any Person necessary or required in connection with the execution, delivery or performance by the Purchaser of this Agreement shall have been obtained and be in full force and effect.

         Section 6.6 Satisfaction of Conditions to Closing Under the Asset Purchase Agreement. All the conditions to close set forth in Article 6 of the Asset Purchase Agreement shall have been satisfied by Purchaser, except to the extent that such satisfaction is waived by SIC.



                                   ARTICLE 7

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

         Section 7.1 Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company: (a) has all requisite corporate power and authority, as applicable, to own and operate its property, and to conduct the business in which it is currently, or is currently proposed to be, engaged; (b) is duly qualified as a foreign corporation and is in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business require such qualification, except to the extent that the failure to do so would not have an adverse effect on the Property; and (c) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

         Section 7.2 Corporate Authorization: No Contravention. The execution, delivery and performance by the Company of this Agreement: (a) has been duly authorized by all necessary corporate, and, if required, stockholder action; (b) does not contravene the terms of the Company's Certificate of Incorporation or By-Laws, or any amendment of either thereof, and (c) will not violate Applicable Law, or conflict with or result in any breach of or default under, or cause the creation of any Lien under, any contractual obligation of the Company.

         Section 7.3 Governmental Authorization: Third Party Consents. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under an Applicable Law, is necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement, other than compliance with the HSR Act.

         Section 7.4 Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

         Section 7.5 Litigation. Except as listed on Schedule 7.5, there are no legal actions, suits, proceedings, or claims pending, or to the Knowledge of the Company threatened, before any Governmental Authority against or affecting the Company (a) with respect to this

Agreement, or any of the transactions contemplated thereby, or (b) which would be reasonably likely to have (i) an adverse effect on the Property or (ii) an adverse effect on the ability of the Company to perform its obligations hereunder. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any Governmental Authority purporting to enjoin SIC or restrain SIC's execution, delivery or performance of this Agreement.

         Section 7.6 Compliance with Laws. The Company is in compliance with all Applicable Law, except for any failure to comply which would not have an adverse effect on the Property.

         Section 7.7      Title to Real Property and Real Property Leases.
Schedule 2.1(a) sets forth a list of all parcels of real property, excluding ROW Real Estate, upon which the Cockpit Terminal or its operations are located (including a metes and bounds description thereof, to the extent available, or a plat of subdivision designation) and also provides a true and correct indication of whether each such parcel is owned or leased by the Company. The Company has good and marketable title in fee simple to the Real Property, free of Liens (other than Liens that will be released in full at Closing) and subject to Permitted Encumbrances. The Company has delivered to the Purchaser true and correct copies of the Real Property Lease, and any amendments thereto, and such Real Property Lease is binding upon and enforceable against the Company and SPC in accordance with its terms, and SIC's rights thereunder are included in the Property. As of the Closing Date, the improvements located on the Real Property are in as good a condition as they were on the date of Purchaser's physical inspection of the Terminals as specified on Schedule 7.7, ordinary wear and tear excepted.

         Section 7.8      Intentionally Omitted.

         Section 7.9      Intentionally Omitted.

         Section 7.10     Intentionally Omitted.

         Section 7.11 No Material Adverse Change: Ordinary Course. Since December 31, 1994, (i) there has not been any material adverse change in the Property and (ii) the Company has operated the Property in the Ordinary Course of Business, except as set forth on Schedule 7.11.

          Section 7.12 Broker's, Finder's or Similar Fees. Except as set forth on Schedule 7.12, no brokerage commissions, finder's fees or similar fees are payable in connection with the transactions contemplated hereby. Purchaser has no liability for any items set forth on Schedule 7.12.

         Section 7.13     Intentionally Omitted.

         Section 7.14 Material Contracts. The Company has delivered to Purchaser true and correct copies of all Material Contracts, including all amendments thereto. Schedule 2.1(b) lists all Material Contracts, and will be updated at Closing to include any Material Contracts entered into or amended between the date of this Agreement and the Closing Date. Except as disclosed on Schedule 2.1(b), each Material Contract is in effect and has not been amended or otherwise modified, and is binding upon and enforceable against the Company and, to the Company's Knowledge, all parties thereto, in accordance with its terms, and there is no default thereunder and to the Knowledge of the Company no other party thereto has issued or threatened to issue a notice of termination or cancellation. Except as set forth on Schedule 2.1(b), no consent to the transfer or assignment of the Material Contracts to Purchaser is required.

         Section 7.15 Permits. Except as set forth on Schedule 7.15, the Company holds all licenses, permits, franchises, approvals, consents, waivers, exemptions, authorizations, certificates of occupancy and similar rights and privileges which are necessary for the operation of the Property.

         Section 7.16     Environmental Matters.

                 (a)      Except as set forth on Schedule 7.16, the Property
(i) does not violate any Environmental Law in effect on the date hereof, and without regard for future modifications or amendments, (ii) is not subject to any pending or threatened action, suit, investigation, or other proceeding by any Governmental Authority with respect to an alleged violation of Environmental Law, (iii) does not use, and there is not located on the Real Property, any Hazardous Substances other than (x) those forming a part of the supplies of the Company and (y) petroleum products owned by customers or by SIC, which in each case are maintained in accordance with Environmental Law in effect on the date hereof, and without regard for future modifications or amendments and (iv) does not use, and there is not located on the ROW Real Estate, any Hazardous Substances other than (x) those forming a part of the supplies of the Company and (y) petroleum products owned by customers or by SIC, which in case are maintained in accordance with Environmental Law in affect on the date hereof, and without regard for future modifications or amendments.

                 (b) Except as set forth on Schedule 7.16, (i) there exists no condition arising from the presence, release, threat of release, placement on or under the Real Property or the ROW Real Estate, use, storage, handling, generation, or disposal of any Hazardous Substance such as would require Remedial Work or give rise to other liability or obligation, (ii) the

Company has been issued all material licenses, permits, and certificates required under Environmental Law in effect on the date hereof for the conduct of its business and (iii) there exists no past or present violation of Environmental Law in effect on the date hereof with respect to the Property that gives rise to liability or obligation now or in the future. Schedule 7.16 describes all conditions as to which, to the Knowledge of the Company Remedial Work with respect to the Property is required, and the scope and methodology of such Remedial Work as currently in process or contemplated by the Company. The Company does not have any liability or obligation, accrued, contingent or otherwise, with respect to the matters described on Schedule 7.16, except for the obligation to complete Remedial Work. The representation and warranty contained in this Section 7.16 is the only representation and warranty made by SIC with respect to environmental matters or Environmental Law, and no other representation or warranty made herein shall be applicable to such matters or Environmental Law. Notwithstanding the disclosure to Purchaser on Schedule
7.16 or pursuant to Section 5.2 of any Remedial Work for which a Purchase Price adjustment is not available pursuant to Section 3.1.2.3(ii), such Remedial Work shall be regarded as a breach of this Section 7.16 for purposes of Section 11.7.1.

         Section 7.17     Intentionally Omitted.

         Section 7.18     Intentionally Omitted.

         Section 7.19     Restrictive Agreements.  Except as set forth on
Schedule 7.19, the Company is not a party to any agreements restricting or limiting the use of the Property.

         Section 7.20 List of Assets. The Property includes, but is not limited to, and there shall be transferred to Purchaser at Closing, all of the assets listed on Schedules 2.1(a), 2.1(b) and 2.1(c).

         Section 7.21 Information Furnished. Neither this Agreement nor the Schedules or Exhibits hereto, nor any instrument or document furnished to Purchaser hereunder, when considered as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

         Section 7.22     Intentionally Omitted.

         Section 7.23     Intentionally Omitted.

         Section 7.24     Right-of-way Agreements.

                 (a) Schedule 2.1(c) sets forth a list of all the Right-of-way Agreements. The Company has delivered to Purchaser true and correct copies of the Right-of-way Agreements, and any amendments thereto. Except as disclosed on Schedule 2.1(c), each such Right-of-way Agreement is (i) in effect and has not been amended or otherwise modified, and (ii) is binding upon and enforceable against the Company and, to the Company's Knowledge, all parties thereto in accordance with its terms and there is no default thereunder and, to the Knowledge of the Company, no other party thereto has issued or threatened to issue a notice of termination or cancellation.

                 (b) Except as set forth on Schedule 2.1(c), no consent is required for the transfer or assignment of SIC's rights and obligations under the Right-of-way Agreements to

Purchaser. The ROW Real Estate is free and clear of Liens (other than Liens, if any, that will be released in full at Closing) and subject to Permitted Encumbrances.

                 (c) The Right-of-way Agreements included in the Property together with the easement agreement described in Exhibit 5.12 of the Asset Purchase Agreement grant SIC a contiguous right-of-way from SPC's Piney Point Terminal to the Ryceville Pumping Station and grant to SIC the right to operate the Pepco Pipeline as it has been operated by SPC during the last twelve months.



                                   ARTICLE 8

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                               AND THE GUARANTOR

         The Purchaser and the Guarantor, jointly and severally, represent and warrant to SIC as follows as of the date of this Agreement and as of the Closing Date:

         Section 8.1 Authorization: No Contravention. The execution, delivery and performance by Purchaser and Guarantor of this Agreement: (a) is within Purchaser's and Guarantor's partnership power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of Purchaser's or Guarantor's respective limited partnership agreements; and (c) will not violate, conflict with or result in any breach or default under any contractual obligation of Purchaser or Guarantor, or violate any Applicable Law.

         Section 8.2 Binding Effect. This Agreement has been duly executed and delivered by Purchaser and Guarantor, and constitutes the legal, valid and binding obligation of Purchaser and Guarantor enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors rights generally or by equitable principles relating to enforceability.

         Section 8.3 Broker's, Finder's or Similar Fees. No brokerage commissions, finders fees or similar fees are payable in connection with the transactions contemplated hereby under any agreements made by or with Purchaser.

         Section 8.4 Governmental Authorization; Third Party Consent. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Applicable Law, and no lapse of a waiting period under Applicable Law, is necessary or required in connection with the execution, delivery or performance by Purchaser or Guarantor (other than compliance with the HSR Act) or enforcement against such Purchaser or Guarantor of this Agreement.

         Section 8.5 Sufficient Funds. As of the date hereof, Purchaser has sufficient funds or has approved financing commitments which will enable it to close the transactions contemplated under this Agreement. As of the Closing Date, Purchaser will have funds available to it sufficient to close and to fulfill its obligations hereunder.

         Section 8.6 Fraudulent Conveyance/Fraudulent Transfer Matters. After giving effect to the financing to be incurred by Purchaser in connection with its consummation of the transactions contemplated hereby, Purchaser will not be as of the Closing Date (i) "insolvent" nor will it become "insolvent" as the result of such transactions, (ii) engaged in a business or transaction for which any property or assets remaining with Purchaser would be "unreasonably little" or "unreasonably small in relation to its business" or the transaction, or (iii) in a position where it "intends to incur, or believes that it would incur, debts that would be beyond its ability to pay as such debts mature," in each case as such quoted terms are used in
Section 548 of the United States Bankruptcy Code of 1978, as amended, the Uniform Fraudulent Conveyances Act and the Uniform Fraudulent Transfer Act.

         Section 8.7 Litigation. There are no legal actions, suits, proceedings, or claims pending, or to the Knowledge of Purchaser or Guarantor, threatened, before any Governmental Authority against or affecting Purchaser or Guarantor (a) with respect to this Agreement, or any transactions contemplated hereby, or (b) which would be reasonably likely to have an adverse effect on the ability of the Purchaser or Guarantor to perform their respective obligations hereunder. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any Governmental Authority purporting to enjoin Purchaser or Guarantor with respect to, or restrain Purchaser's or Guarantor's execution, delivery or performance of, this Agreement.


                                   ARTICLE 9

                                    CLOSING

         Section 9.1.A Time and Place. The consummation of the purchase and sale of the Property (the "Closing") shall take place at the offices of Ginsburg, Feldman & Bress at 1250 Connecticut Avenue, Washington, D.C. at 10:00 a.m. Washington time on October 31, 1995 (the "Closing Date"), or such other date, time, and place as the parties shall agree. At Closing, Purchaser shall be entitled to physical possession of the Property and SIC shall surrender the same to Purchaser.

         Section 9.1.B Effective Date. The transactions contemplated by this Agreement shall be effective at 12:01 A.M. on the Closing Date, without regard to the date of recordation of deeds or other transfer documents.

         Section 9.2 Documents and Instruments to be Delivered by SPC. At Closing, SIC shall deliver to Purchaser (or, with respect to transfer documents for the Real Property, deliver to the Presidential Title, Inc. sufficiently prior to Closing to permit recording at the time of Closing):

                 (a) bills of sale, assignments, limited warranty deeds and such other instruments as shall be required to transfer title to the Property, free of Liens (except Permitted Encumbrances), all in form customary in the jurisdiction which the Property is located and all to be in form reasonably satisfactory to both parties;

                 (b) A certificate of an officer of SIC stating that (i) SIC has complied with all of the covenants imposed on it by this Agreement to the extent they are required to be complied with prior to the Closing, and (ii) that the representations and warranties made by SIC are in all material respects true and correct at Closing, all as required by Sections 5.1, 5.2 and 5.3;

                 (c)      the legal opinion required by Section 5.5;

                 (d) copies of all consents, waivers and approvals referred to in Section 5.6;

                 (e) copies of the resolutions of SIC's board of directors and of any action required by SIC's stockholders authorizing the execution and delivery of this Agreement, certified by SIC's secretary or assistant secretary; and

                 (f) a good standing certificate from the State of Delaware dated as of a date not more than 20 days prior to the Closing Date.

         Section 9.3.A Documents and Instruments to be Delivered by Purchaser. At Closing, Purchaser shall deliver to SIC:

                 (a) the Purchase Price or Adjusted Purchase Price, as the case may be, by bank check or wire transfer of immediately available funds, at SIC's election, and, if by wire transfer, to such account as SIC may notify to Purchaser not less than two Business Days prior to the Closing Date;

                 (b)      the legal opinion required by Section 6.4;

                 (c) a certificate of an officer of the general partner of the Purchaser stating that (i) Purchaser has complied with all of the covenants imposed on it by this Agreement to the extent they are required to be complied with prior to the Closing, and (ii) that the representations and warranties made by Purchaser are in all material respects true and correct at Closing, all as required by Sections 6.1 and 6.2; and

                 (d) copies of the resolutions of the board of directors of Purchaser's general partner authorizing the execution and delivery of this Agreement, certified by the secretary or an assistant secretary of Purchaser's general partner.

         Section 9.3.B Documents and Instruments to be Delivered by Guarantor. At Closing, Guarantor shall deliver to SIC:

                 (a)      the legal opinion required by Section 6.4;

                 (b) a certificate of an officer of the general partner of the Guarantor stating that (i) Guarantor has complied with all of the covenants imposed on it by this Agreement to the extent they are required to be complied with prior to the Closing, and (ii) that the representations and warranties made by Guarantor are in all material respects true and correct at Closing, all as required by Sections 6.1 and 6.2; and

                 (c) copies of the resolutions of the board of directors of Guarantor's general partner authorizing the execution and delivery of this Agreement, certified by the secretary or an assistant secretary of Guarantor's general partner.

         Section 9.4      Intentionally Omitted.


                                   ARTICLE 10

                                  TERMINATION

         Section 10.1 Grounds for Termination. This Agreement may be terminated as follows:

                 (a)      by mutual agreement of the parties, at any time;

                 (b) by SIC at any time after November 30, 1995, if the conditions to Closing set forth in Article 6 have not been met by that date, unless the failure to meet such condition is attributable to any fault or neglect of SIC;

                 (c) by Purchaser at any time after November 30, 1995, if the conditions to Closing set forth in Article 5 have not been met by that date, unless the failure to meet such condition is attributable to any fault or neglect of Purchaser;

                 (d) by Purchaser if a Major Loss occurs, provided that Purchaser gives notice of its intent to terminate within ten (10) Business Days after it has received notice of such Major Loss;

                 (e) by Purchaser if it discovers a material breach of any representation or warranty made by SIC which SIC is unable to cure within thirty (30) days after having received notice of such breach;

                 (f) by SIC if it discovers a material breach of any representation or warranty made by Purchaser which Purchaser is unable to cure within thirty (30) days after having received notice of such breach; and

                 (g)      by Purchaser pursuant to Section 3.1.2.4.



         If this Agreement terminates pursuant to the provisions of this
Section 10.1, the Asset Purchase Agreement and the PPI Agreement shall remain in full force and effect, unless such agreements terminate by their own terms, provided that the portions of the last sentence of Section 3.2 that deal with the lease of the Real Property shall still apply.

         Section 10.2 Termination of the Asset Purchase Agreement. This Agreement shall automatically terminate if the Asset Purchase Agreement terminates for any reason, unless SIC and Purchaser agree otherwise. If this Agreement does not terminate, then SIC and Purchaser shall negotiate mutually agreeable terms to adjust the indemnification limits and the Escrow Fund amount referred to in Article 11 of the Asset Purchase Agreement consistent with the amount of the Purchase Price and the terms and conditions of this Agreement.

         Section 10.3     Effect of Termination.  If this Agreement terminates:

                 (a) neither party shall have any obligation to the other party, except that such termination shall be without prejudice to the rights of any party resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of the other party under this Agreement, provided that a failure by a party to close when all of the conditions to such party's obligation to close have been met shall be deemed to be an intentional breach of such party's covenants and agreements hereunder.

                 (b) promptly upon termination for any reason, Purchaser shall return to SIC at Purchaser's expense all documents (including copies thereof) received from SIC prior to, during or after the Due Diligence Period;

                 (c) Purchaser shall not offer employment to any of SIC's employees, without the prior consent of SIC, for two years following the date of this Agreement; and

                 (d) the provisions of Section 3.1.1, Section 10.3, and Sections 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7, 12.8 and 12.9 and the
portion of the last sentence of Section 3.2 dealing with the lease of the Real Property shall survive the termination of this Agreement and continue in full force and effect.


                                   ARTICLE 11

                                INDEMNIFICATION

         Section 11.1     Indemnification by SIC and SPC.

                 (a) SIC, SPC and the Purchaser acknowledge and agree that SPC's indemnification obligation under Section 11.1 of the Asset Purchase Agreement is intended to and shall cover and include Liabilities of each Purchaser Indemnified Party resulting from or arising out of (i) any breach of any representation or warranty, covenant or agreement of SIC set forth in this Agreement, except for a breach of a representation and warranty contained in Sections 7.1, 7.2, 7.3, 7.4, 7.7, and 7.12, (ii) a breach of SPC's representation and warranty
contained in Section 7.16 of Asset Purchase Agreement as it applies to the Real Property, (iii) non-compliance with any applicable transfer or bulk sales law, and (iv) obligations or liabilities of the Company related to or arising out of acts, events or omissions occurring prior to the Closing that are related to the Property and not expressly assumed by Purchaser or indemnified against by Purchaser hereunder or in the Asset Purchase Agreement, provided, however, that SPC shall not be liable under this Section 11.1 to any Purchaser Indemnified Party for any amount paid in settlement of claims without SPC's and SIC's consent, unless such consent was requested and unreasonably withheld. Therefore, SIC shall have no liability to Purchaser for any breach of any representation or warranty, covenant or agreement of the Company set forth herein, except a breach of those representations and warranties set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.7 and 7.12. The indemnification obligations assumed by SPC under this Section 11.1 shall be subject to and treated in accordance with Sections 11.2, 11.5, 11.6, 11.7 and 11.8 of the Asset Purchase Agreement, as if such indemnification obligations were made under the Asset Purchase Agreement.

                 (b) Subject to the provisions of this Article 11, the Company agrees to indemnify, defend, and hold harmless the Purchaser and its Affiliates, officers, directors, agents, shareholders, partners, and employees, (each, a "Purchaser Indemnified Party") from and against any and all liabilities, losses, claims (whether or not successful), damages, and expenses (including reasonable fees, and disbursements of counsel) (collectively, "Liabilities") resulting from or arising out of (i) any breach of any representation or warranty, of the Company set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.7 and 7.12 of this Agreement or (ii) liabilities or obligations related to any amendment to a Material Contract or Right-of-way Agreement not delivered to

Purchaser prior to the date of this Agreement, unless such amendment is subsequently delivered to and accepted by Purchaser, provided, however, that the Company shall not be liable under this Section 11.1 to any Purchaser Indemnified Party for any amount paid in settlement of claims without the Company's consent, unless such consent was requested and unreasonably withheld.

         Section 11.2 Survival of Representations and Warranties. The representations and warranties set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.7 and 7.12 shall survive the Closing without limitation of time. The representations and warranties set forth in Section 7.16 (Environmental Matters) shall survive the Closing and shall expire three years after the Closing Date. All other representations and warranties shall survive the Closing and shall expire two years after the Closing Date. Any right of Purchaser to make a claim against the Company for a breach of any covenant or agreement of the Company herein shall survive the Closing and shall expire one hundred eighty (180) days after the date on which the Company was obligated to comply with such covenant or agreement. Any claim for breach of a representation and warranty, or covenant or agreement, must be made by Purchaser by a demand for arbitration to the Company prior to the expiration of such representation and warranty, or the right to make a claim for a breach of such covenant or agreement, and any such claims covered by such demands made by Purchaser to the Company within such time periods shall survive until resolved.

         Section 11.3 Indemnification by Purchaser. Purchaser, it successors and assigns, jointly and severally, agree to indemnify, defend, and hold harmless the Company and their Affiliates, officers, directors, shareholders, partners, warrant holders, agents, and employees, (each, an "SIC Indemnified Party") from and against any and all Liabilities resulting from or arising out of (i) any breach of any representation, warranty, covenant or agreement of Purchaser or Guarantor set forth in this Agreement or (ii) obligations or liabilities of the Purchaser with respect to the Property, including those which may be imposed upon any SIC Indemnified Party, related to or arising out of acts, events or omissions occurring after the Closing and not expressly assumed by any SIC Indemnified Party hereunder and specifically including (but not limited to) liabilities or obligations arising from the failure of Purchaser to assume any post-Closing liabilities as required by Section 2.2, provided, however, that Purchaser shall not be liable under this Section 11.3 to any SIC Indemnified Party for any amount paid in settlement of claims without Purchaser's consent unless such consent was requested and unreasonably withheld, and provided further that the right of the SIC Indemnified Parties to make a claim for breach of any covenants or agreements of Purchaser herein shall expire one hundred eighty (180) days after the date on which the Purchaser was obligated to comply with the covenant or agreement.

         Section 11.4 Establishment of Escrow Fund. SIC, SPC and Purchaser acknowledge and agree that the Escrow Fund, established by SPC at Closing, will be used to satisfy claims for indemnification under the Purchase Agreements, including all indemnification claims under this Agreement, for which no limit on liability has been established in accordance with the terms of Section 11.4 of the Asset Purchase Agreement. Purchaser shall follow the procedures set forth in Section 11.4 of the Asset Purchase Agreement for making claims for indemnification under this Agreement.

         Section 11.5 Limits on Liability. With the exception of (i) claims arising under Sections 7.1, 7.2, 7.3, 7.4, 7.7 (but only to the extent that any claim is based on the specific wording in each of the limited warranty deeds by which the Real Property is conveyed) and 7.12 (ii) claims for fines or penalties imposed by Governmental Authorities, (iii) claims for Liens that are not Permitted Encumbrances, and
(iv) claims under Section 11.1(b)(ii), for which there shall be no limitation of amount, the Company's maximum liability for Liabilities under the Company's indemnifications under this Agreement, including without limitation Section 11.7.1.1, shall be the Escrow Fund, and neither the Company, nor any of their Affiliates, shareholders, warrant holders, partners, officers, directors, agents and employees shall have any liability for such Liabilities in excess of the Escrow Fund.

         Section 11.6 Minimum Claim Amount. With the exception of (i) claims arising under Section 11.7.1.1, (ii) claims for fines or penalties imposed by Governmental Authorities, (iii) claims for Liens that are not Permitted Encumbrances, (iv) claims under Section 11.1(b)(ii), and (v) fifty percent (50%) of any claim for indemnification with respect to a breach of the representations and warranties set forth in Sections 7.24(a), (b) and (c) with respect to the Pepco Pipeline, for which there shall be no minimum claim, Purchaser shall not be entitled to assert any claim for indemnification hereunder until the aggregate of all claims for indemnification under this Agreement, the PPI Agreement and the Asset Purchase Agreement collectively exceeds Seven Hundred and Fifty Thousand Dollars ($750,000) and then only for amounts in excess of such Seven Hundred and Fifty Thousand Dollars ($750,000). Purchaser shall follow the notice procedures set forth in Section 11.6 of the Asset Purchase Agreement for making claims for indemnification hereunder.

         Section 11.7 Special Environmental Indemnification and Post-Closing Covenants by Purchaser.

                 11.7.1.1 To the extent that, prior to the date three years after the Closing Date, Purchaser discovers and notifies SIC and SPC of facts or circumstances that give rise to Remedial Work (including Remedial Work related to matters discovered prior to the Closing or disclosed on Schedule 7.16) with respect to the Property (except for Remedial Work attributable to
(i) changes in Environmental Law occurring after the Closing Date, or (ii) events occurring or actions of Persons other than SIC, SPC, SPCT or PPI taken after the Closing Date), the Net Remedial Cost for Remedial Work with respect to the Property shall be calculated as part of the Aggregate Net Remedial Cost determined pursuant to the terms of Section 11.7.1.1 of the Asset Purchase Agreement and shall be paid in accordance with those terms, subject to the limits set forth in Section 11.7.1.1 of the Asset Purchase Agreement.

         Notwithstanding the preceding portions of this Section 11.7.1.1, Purchaser shall not be liable for or be required to pay any Net Remedial Costs resulting from or arising out of any action or omission after Closing of any SIC Indemnified Party that constitutes or causes a violation of Environmental Law with respect to the Property or gives rise to the need to perform Remedial Work with respect thereto, unless otherwise agreed to in writing by Purchaser.

                 11.7.1.2 Purchaser shall not alter or change the scope or methodology of Remedial Work described on Schedule 7.16 except as required by Applicable Law or as approved by the Company, which approval shall not be unreasonably withheld, provided, however, that an objection shall not be deemed unreasonable solely because it is based on an increase in the cost for performing such Remedial Work. For so long as SPC has any liability to Purchaser under Section 11.7.1.1, Purchaser shall use commercially reasonable efforts to perform and complete all such required Remedial Work and shall keep SIC informed of the progress of such Remedial Work. In addition, before undertaking any such Remedial Work Purchaser shall notify SIC of the scope and methodology of such Remedial Work, sufficiently in advance (except as emergency conditions may require otherwise) to permit SIC to comment on such scope and methodology. Recognizing that the final decision on scope and methodology rests with Purchaser, Purchaser shall nonetheless make a good faith effort to reach agreement with SIC regarding such scope and methodology, recognizing SIC's financial interest therein. Purchaser shall provide SIC with copies of all plans, reports, and correspondence submitted to any Governmental Authority with respect to such Remedial Work. Purchaser will not agree to any such Remedial Work or other actions that commit or bind SIC or SPC (beyond the payment of money hereunder) without the prior consent of SIC and SPC. Purchaser will provide SIC with copies of all invoices rendered by Persons actually performing such Remedial Work, and SIC shall be deemed to have accepted the validity and reasonableness of such invoices if it does not notify Purchaser to the contrary within ten (10) Business Days of receiving the same.

                 11.7.2 (a) Purchaser and Guarantor acknowledge that (i) Purchaser has reviewed copies of all documents and other materials related to environmental matters with respect to the Property that were provided by the Company, (ii) the Company has specifically bargained for relief, as more particularly described herein, from post-Closing liability resulting from violations of Environmental Law or the performance of Remedial Work with respect to the Property and (iii) the Purchase Price and Adjusted Purchase Price, as the case may be, reflect Purchaser's willingness to accept liability ( and Guarantor's willingness to guarantee Purchaser's obligation to accept such liability) with respect to such matters as more fully described below.

                          (b)     Purchaser has agreed to assume, and Guarantor
has agreed to guarantee the obligation of Purchaser to assume, as of the Closing all obligations and liabilities resulting from or arising out of any actual or alleged violation of Environmental Law related to the Property, regardless of when such violation was supposed to have occurred, or the performance of Remedial Work with respect to the Property, except for (i) fines and penalties imposed by any Governmental Authority relating to violations of Environmental Law that occurred prior to Closing with respect to the Property,
(ii) payments to be made to Purchaser pursuant to Section 11.7.1.1, (iii) obligations or liabilities that result from or arise out of any act or omission after the Closing of any SIC Indemnified Party that constitutes or causes a violation of Environmental Law with respect to the Property or gives rise to the need to perform Remedial Work with respect thereto, unless otherwise agreed to in writing by Purchaser, and (iv) claims for a breach of the representations and warranties set forth in Section 7.16 to the extent Purchaser is entitled to indemnity under this Article 11.

                          (c)     For the avoidance of any doubt, Purchaser,
Guarantor, and SIC confirm their agreement that SIC shall not have any obligation or liability post-Closing resulting from or arising out of any actual or alleged violation of Environmental Law related to the Property, regardless of when such violation was supposed to have occurred, or the performance of Remedial Work with respect to the Property except (i) fines and penalties imposed by any Governmental Authority relating to violations of Environmental Law that occurred prior to Closing with respect to the Property,
(ii) payments to be made to Purchaser pursuant to Section 11.7.1.1, (iii) obligations or liabilities that result from or arise out of any act or omission after Closing of any SIC Indemnified Party that constitutes or causes a violation of Environmental

Law with respect to the Property or gives rise to the need to perform Remedial Work with respect thereto, unless otherwise agreed to in writing by Purchaser, and (iv) claims for a breach of the representations and warranties set forth in
Section 7.16 to the extent Purchaser is entitled to indemnity under this
Article 11.

                 11.7.3 Purchaser, its successors and assigns, jointly and severally, agree to indemnify, defend, and hold harmless each SIC Indemnified Party from and against any and all Liabilities resulting from or arising out of any actual or alleged violation of Environmental Law related to the Property, regardless of when such violation was supposed to have occurred, or the performance of Remedial Work with respect to the Property, except for (i) fines and penalties imposed by any Governmental Authority relating to violations of Environmental Law that occurred prior to Closing with respect to the Property, (ii) payments to be made to Purchaser pursuant to Section 11.7.1.1, (iii) obligations or liabilities that result from or arise out of any act or omission after Closing of any SIC Indemnified Party that constitutes or causes a violation of Environmental Law with respect to the Property or gives rise to the need to perform Remedial Work with respect thereto, unless otherwise agreed to in writing by Purchaser, and (iv) claims for a breach of the representations and warranties set forth in Section 7.16 to the extent
Purchaser is entitled to indemnity under this Article 11.   Notwithstanding the
preceding provisions of this Section 11.7.3, Purchaser shall not be liable under this Section 11.7.3 to any SIC Indemnified Party for any amount paid in settlement without Purchaser's consent unless such consent was requested and unreasonably withheld.

                 11.7.4 Purchaser shall, for a period of five (5) years after Closing, notify the Company and SPC promptly of any claim made by any Governmental Authority or by any

Person that there has been a violation of Environmental Law in connection with the Property, or occurring on or from the Real Property or the ROW Real Estate, and shall thereafter keep the Company and SPC informed of actions being taken and/or the conduct of proceedings with respect to such claim, provided that once it has been reasonably determined to the satisfaction of SIC that the amount required to resolve such claim (whether by performing Remedial Work or otherwise) is less than $250,000, Purchaser shall no longer be obligated to provide SIC and SPC with information about such claim.

         Section 11.8 Notification; Counsel. Each Indemnified Party under this Article 11 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought under this
Article 11, notify the Company and SPC or the Purchaser, as the case may be, in writing of the commencement thereof. The failure of any Indemnified Party to give such notice shall not relieve the indemnifying party from any liability which it may have to such Indemnified Party unless, and only to the extent that, such omission materially adversely affects the indemnifying party's ability to defend in such action, claim or other proceeding. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the indemnifying party of the commencement thereof, and, except as otherwise stated herein, the indemnifying party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party. Notwithstanding the foregoing, in any action, claim or proceeding in which both an indemnifying party, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the indemnifying party's expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the indemnifying party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. In any event, the Indemnified Party will reasonably cooperate with the indemnifying party in any defense undertaken by an indemnifying party.

         Section 11.9 Net Worth Statement. SIC hereby represents and warrants to Purchaser that as of the Closing Date it will have a net worth (assets minus liabilities on a GAAP basis balance sheet adding back those liabilities attributable to the above market portion of payment obligations under the throughput agreements described in Section 5.7 of the Asset Purchase Agreement and also deferred income taxes, if any, attributable to any like kind exchange completed in accordance with Section 3.8 of any of the Purchase Agreements) of not less than $30,000,000.



                                   ARTICLE 12

                                 MISCELLANEOUS

         Section 12.1 Notices. All notices, requests, demands, consents, approvals and other communications provided for or permitted hereunder shall be made in writing and shall be delivered by hand or sent by telecopier or courier service:

                 (a) if to Purchaser or Guarantor:

                 Kaneb Pipe Line Partners, L.P.
                 2435 N. Central Expressway, Suite 700
                 Richardson, TX 75080
                 Attn: Edward D. Doherty
                 Telecopier No.: (214) 699-1894
                 with a copy to:


                 Support Terminal Services, Inc.
                 17304 Preston Road, Suite 1000
                 Dallas, TX 75252-5623
                 Attn: Fred Johnson
                 Telecopier No.: (214) 931-6526

                 with a copy to:

                 Fulbright & Jaworski, L.L.P.
                 2200 Ross Avenue, Suite 2800
                 Dallas, Texas  75201
                 Attn:  Kenneth L. Stewart
                 Telecopier No.:  (214) 855-8200

                 (b) if to SPC or SIC:

                 Steuart Petroleum Company
                 4646 40th Street, N.W.
                 Washington, D.C. 20016
                 Telecopier No.: (202) 244-5425
                 Attention:       President, and
                                  General Counsel

                 with a copy to:

                 Ginsburg, Feldman and Bress, Chartered
                 1250 Connecticut Avenue, N.W. Suite 800
                 Washington, D.C. 20036
                 Telecopier No.: (202) 637-9195
                 Attention: Lee R. Marks, Esq.

                 with a copy to:

                 Steuart Investment Company
                 4646 40th Street, N.W.
                 Washington, D.C. 20016
                 Telecopier No.: (202) 244-1221
                 Attention:       Guy T. Steuart II, and
                                  John R. Clark III, Esq.

         Section 12.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. No party hereto may assign its rights under this Agreement without the consent of the other party, except that Purchaser may assign its rights under this Agreement to any Affiliate, but such assignment shall not relieve Purchaser or Guarantor of any of their obligations hereunder to the extent such obligations are not performed by Purchaser's assignee.

         Section 12.3     Amendment and Waiver.

                 (a) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law, in equity or otherwise.

                 (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party hereto from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all parties hereto, or, in the case of a waiver, by the party waiving compliance, and (ii) only in the specific instance and for the specific purpose for which made or given.

         Section 12.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to the principles of conflicts of law of New York.

         Section 12.5 Jurisdiction. Any controversy or claim arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be settled by arbitration in accordance with the Commercial Rules of Arbitration of the American Arbitration Association in effect on the date hereof, and any award rendered in such arbitration shall be final and binding on the Parties. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be decided by a single arbitrator, who shall be a lawyer experienced in commercial matters. The parties shall attempt to agree on an arbitrator but either party may at any time request that an arbitrator be selected in accordance with the Commercial Arbitration Rules. Any arbitration hereunder shall be held in New York City, New York. The prevailing party shall be entitled in any arbitration hereunder to recover its reasonable attorney's fees and all costs and expenses of the arbitration.

         Section 12.6 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         Section 12.7 Entire Agreement. The Purchase Agreements are a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. The Purchase Agreements supersede all prior agreements and understandings between the parties with respect to the subject matter contained herein.

         Section 12.8 Expenses. Each party will bear its own expenses incurred in connection with the negotiation and execution of this Agreement, and Purchaser shall pay its expenses incurred in carrying out due diligence, including Audits.

         Section 12.9 Publicity. Except as may be required by Applicable Law, or as required in connection with Kaneb Pipe Line Partners L.P.'s registration statement filed under the Securities Act of 1933 and the related offering of partnership units, none of the parties shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement without the prior approval of the other party. If any announcement is required by law to be made by either party , prior to making such announcement such party will deliver a draft of such announcement to the other party and shall give the other party an opportunity to comment thereon.

         Section 12.10 Further Assurances. Each party shall execute such documents and perform such further reasonable acts (including without limitation reasonable action to obtain any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

         Section 12.11.A Post-Closing Access to Books and Records by Purchaser. For a period of five (5) years after the Closing Date, subject to reasonable advance notice of time and purpose and to the execution by Purchaser of reasonable confidentiality undertakings, Purchaser and its authorized representatives may at Purchaser's expense have reasonable access during normal business hours to the books and records related to the Property that are not included in the Property and SIC will furnish to Purchaser such additional information and will cooperate with

Purchaser in such other respects as Purchaser may reasonably request, to the extent that such access and disclosure of such information and cooperation are required by Purchaser for financial reporting, tax, or similar purposes, or for purposes of investigating matters which may be the subject of litigation or administrative proceedings with third parties or Governmental Authorities, so long as such disclosure, access, and cooperation do not violate the terms of any agreement to which SIC is bound or any Applicable Law or result in the loss of any attorney-client or work product privilege. SIC will use reasonable efforts in accordance with SIC's normal record maintenance procedures to keep and maintain all such books and records for a period of five (5) years from the Closing or longer as may be required by statute, except that notwithstanding any requirements of SIC's normal record maintenance procedures, SIC shall not destroy such books and records during such five (5) year period. From and after such five (5) year period, SIC shall give Purchaser sixty (60) days prior notice before destroying any of such books and records, and Purchaser may at any time during such sixty days take possession, at Purchaser's cost, of such books and records, provided that if Purchaser does not take possession of any of such books and records during such sixty days, SIC shall be free thereafter to dispose of such books and records.

         Section 12.11.B Post-Closing Access to Books and Records by SIC. For a period of five (5) years after the Closing Date, subject to reasonable advance notice of time and purpose and to the execution by SIC of reasonable confidentiality undertakings, SIC and its authorized representatives may at SIC's expense have reasonable access during normal business hours to the books and records related to the Property that are included in the Property and Purchaser will furnish to SIC such additional information and will cooperate with SIC in such other respects as SIC may reasonably request, to the extent that such access and disclosure of such information and cooperation are required by SIC for financial reporting, tax, or similar purposes, or for purposes of investigating matters which may be the subject of litigation or administrative proceedings with third parties or Governmental Authorities, so long as such disclosure, access, and cooperation do not violate the terms of any agreement to which Purchaser is bound or any Applicable Law or result in the loss of any attorney-client or work product privilege. Purchaser will use reasonable efforts in accordance with Purchaser's normal record maintenance procedures to keep and maintain all books and records transferred to Purchaser hereunder for a period of five (5) years from the Closing or longer as may be required by statute, except that notwithstanding any requirements of Purchaser's normal record maintenance procedures, Purchaser shall not destroy such books and records during such five (5) year period. From and after such five (5) year period, Purchaser shall give SIC sixty (60) days prior notice before destroying any of such books and records, and SIC may at any time during such sixty days take possession, at SIC's cost, of such books and records, provided that if SIC does not take possession of any of such books and records during such sixty days, Purchaser shall be free thereafter to dispose of such books and records.

         Section 12.12 Treatment of Purchase Agreements. Notwithstanding any provision contained in any of the Purchase Agreements that may be construed to the contrary, (i) the aggregate Liabilities of SPC, SPCT, PPI and SIC under the Purchase Agreements that are subject to maximum liability limits pursuant to the provisions of Section 11.5 of the Purchase Agreements shall be the Escrow Fund, (ii) the maximum aggregate amount that will be paid to Purchaser for the type of Remedial Work described in Section 11.7.1.1 pursuant to the Purchase

Agreements shall be the amount set forth in Section 11.7.1.1, and (iii) the $1,000,000 threshold set forth in Section 3.1.2.2, the Remaining Threshold and the $750,000 threshold set forth in Section 11.6 represent the aggregate threshold amounts for applicable claims under the Purchase Agreements.

         Section 12.13 Capitalized Terms. Terms having initial capitalized letters not otherwise defined herein shall have the meaning given those terms in the Asset Purchase Agreement.

         Section 12.14    Intentionally Omitted.

         Section 12.15 Prorations. Real Property property taxes and assessments for which SIC is liable, water, sewer and utility charges, normal operating expenses, annual permit or inspection fees (calculated on the basis of the period covered), and all other charges and fees customarily prorated and adjusted in similar transactions shall be prorated at Closing on the basis of a 365-day year. If any item subject to proration cannot be calculated accurately on the Closing Date, then such item shall be calculated within thirty (30) days after the Closing Date and any party owing another party a sum of money based on such subsequent proration(s) shall promptly pay the sum owed, together with interest thereon at the rate of seven percent (7%) per annum from the Closing Date to the date of payment if payment is not made within ten (10) days after delivery of an invoice therefor.

         Section 12.16 Guaranty. Guarantor acknowledges and agrees that it will derive substantial direct and indirect benefits from providing the guaranty set forth in this Section 12.16 and Guarantor has determined that it is in its best interest to provide this guaranty. Guarantor absolutely and unconditionally guarantees to SIC and each SIC Indemnified Party the due and punctual payment of all liabilities and obligations of Purchaser to SIC or each SIC Indemnified





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
Party, as appropriate, in accordance with the terms of this Agreement (and specifically including the indemnification obligations set forth in Article
11). Guarantor guarantees to SIC and each SIC Indemnified Party the performance of all of Purchaser's obligations, liabilities, covenants and agreements (and specifically the indemnification obligations set forth in Article 11) to SIC or each SIC Indemnified Party, as appropriate. Guarantor agrees to indemnify and hold SIC and each SIC Indemnified Party harmless from and against all liability and expense, including reasonable attorneys' fees, sustained by SIC or any SIC Indemnified Party by reason of the failure of the Purchaser to fully perform and comply with the terms and obligations of this Agreement. Guarantor expressly waives any right to require SIC or any SIC Indemnified Party to bring any action, or exhaust its rights, against Purchaser or any other person, or to require that resort be had to any assets of Purchaser before pursuing the Guarantor under this Section 12.16.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their authorized officers as of the date first above written.

                                     STEUART INVESTMENT COMPANY

                                     By:/s/ GUY T. STEUART II
                                     Name:  Guy T. Steuart II
                                     Title: President





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
                                     KANEB PIPE LINE OPERATING
                                       PARTNERSHIP, L.P.


                                     By: Kaneb Pipe Line Company, its
                                           general partner

                                     By:/s/ E. D. DOHERTY
                                     Name:  E. D. Doherty
                                     Title: Chairman

                                     SUPPORT TERMINALS OPERATING
                                       PARTNERSHIP, L.P.


                                     By: Support Terminal Services, Inc.,
                                           its general partner

                                     By:/s/ E. D. DOHERTY
                                     Name:  E. D. Doherty
                                     Title: Chairman


         By executing and delivering this Agreement, Steuart Petroleum Company hereby acknowledges and assumes the obligations delegated to or imposed upon Steuart Petroleum Company under this Agreement, including but not limited to those payment obligations for indemnification claims that shall be made from the Escrow Fund.


                                     STEUART PETROLEUM COMPANY



                                     By:/s/ JOHN C. JOHNSON
                                     Name:  John C. Johnson
                                     Title: President and C.E.O.





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